Exhibit 99.1

Spero Therapeutics Announces Second Quarter 2022 Operating Results and Provides Business Update

Initiation of a Placebo-controlled Phase 2 Trial of SPR720 in Nontuberculous Mycobacterial Pulmonary Disease (NTM-PD) Expected in 4Q 2022

Initiation of a Phase 2 Cross-indication Resistant Pathogen Trial of SPR206 Expected in 3Q 2023

Continued Engagement with FDA is Expected to Provide Key Insights into the Path Forward for Tebipenem HBr

Conference Call and Live Webcast at 4:30 p.m. ET Today

CAMBRIDGE, Mass., August 10, 2022 — Spero Therapeutics, Inc. (Nasdaq: SPRO) today announced financial results for the second quarter ended June 30, 2022 and provided a business update.

“We believe Spero is well positioned to create value with a clear strategic focus, strong clinical and preclinical data, and cash runway extending through key anticipated catalysts,” said Ankit Mahadevia, M.D., Chief Executive Officer of Spero Therapeutics. “These include the expected initiation of a Phase 2 clinical trial of SPR720 in NTM-PD patients in the fourth quarter of this year, with a subsequent interim data readout in mid-2023. This study is designed to provide clinical proof-of-concept for SPR720 as a potential first-line therapy for the 75% of NTM-PD patients who are non-refractory and lack approved treatment options. Given the permanent lung damage that often comes with refractory disease, we believe focusing on treatment for these patients with early-stage disease represents the best strategy to improve clinical outcomes and quality of life.”

Dr. Mahadevia continued, “Alongside efforts with SPR720, we continue to work to enable the advancement of our partnership-directed programs. We previously secured non-dilutive funding to fully support the development of SPR206 through Phase 2 and have requested and completed a Type A meeting with the FDA, as we seek a path forward for tebipenem HBr. While receiving a Complete Response Letter for tebipenem’s New Drug Application was disappointing, it does not change our view of the asset’s value proposition. Looking forward, we remain committed to being good stewards of capital and leveraging partnerships where appropriate as we work to address the unmet needs of patients with serious drug-resistant infections.”

Program Highlights and Upcoming Milestones

SPR720:

•

Spero is finalizing the design of a planned Phase 2 clinical trial of SPR720, its investigational oral antimicrobial agent being developed as a treatment for nontuberculous mycobacterial-pulmonary disease (NTM-PD). The trial is expected to enroll approximately 35 treatment-naïve or treatment inexperienced NTM-PD patients across four cohorts. Cohorts will include a blinded placebo cohort, blinded SPR720 cohorts receiving 500 or 1000 mg of study drug daily, and an open-label SPR720 cohort receiving 1000 mg of study drug daily. The primary endpoint of the trial will evaluate changes in bacterial load in sputum samples from baseline to the end of the trial’s 56-day treatment period. Key secondary endpoints will include assessments of clinical response, quality of life, study drug pharmacokinetics, and safety and tolerability. The trial and its design will be posted on ClinicalTrials.gov in the coming weeks.

•

Spero expects the SPR720 Phase 2 clinical trial to begin in the fourth quarter of 2022, with interim data expected in mid-2023 and topline data expected in 2024. The Phase 2 trial is supported by preclinical studies demonstrating SPR720’s potent activity against a range of NTM species as well as Phase 1 clinical trial results that showed it to be well tolerated at exposures above predicted therapeutic levels.

SPR206:

•

Multiple external, non-dilutive funding sources have supported, or continue to support, the SPR206 program. These include United States Department of Defense (DoD) Award Number W81XWH-1910295, and a previously announced award from the National Institute of Allergy and Infectious Diseases (NIAID). SPR206 is also the subject of a license agreement with Pfizer Inc., which was entered into alongside Pfizer’s previously announced $40 million equity investment in Spero. Pursuant to the licensing agreement between the parties, Pfizer has the right to develop, manufacture, and commercialize SPR206 in ex-U.S. and ex-Asia territories. In exchange for these rights, Spero is eligible to receive up to $80 million in development and sales milestone payments, and high single digit to low double-digit royalties on net sales of SPR206 in these territories.

•	In July 2022, Spero achieved a SPR206 regulatory milestone under Spero’s license agreement with Pfizer, which will precipitate a $5 million milestone payment expected in the third quarter of 2022.

•

Spero is planning a Phase 2, cross-indication resistant pathogen clinical trial of SPR206, a novel investigational intravenously (IV) administered next generation polymyxin antibiotic being developed to treat multi-drug resistant (MDR) Gram-negative bacterial infections. The planned trial is designed to enroll patients with complicated urinary tract infection (cUTI), hospital-acquired and ventilator-associated bacterial pneumonia (HABP/VABP), and bloodstream infections (BSI). It is supported by preclinical data as well as the results of multiple Phase 1 clinical trials. These Phase 1 trials have demonstrated SPR206’s lack of nephrotoxicity at predicted therapeutic dose levels and its ability to continuously achieve mean lung epithelial lining fluid exposures above its MIC (minimum inhibitory concentration) for targeted gram-negative pathogens, when administered three times daily at 100 mg. Spero expects to initiate the planned Phase 2 trial of SPR206 in the third quarter of 2023.

Tebipenem HBr:

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In May 2022, Spero announced it was suspending commercialization activities for tebipenem HBr based on feedback from a Late Cycle Meeting with the FDA, regarding a previously filed New Drug Application (NDA), seeking approval for treatment in adult patients with certain bacterial microorganisms that cause complicated urinary tract infection (cUTI), including pyelonephritis. In late June 2022, the FDA issued a Complete Response Letter for the NDA, where the FDA concluded that Spero’s Phase 3 cUTI clinical trial of tebipenem HBr (ADAPT-PO) was insufficient to support approval and that additional clinical study would be required. Spero has since requested and recently completed a Type A meeting with the FDA, discussing the regulatory pathway forward for potential approval of tebipenem HBr. Upon receipt of the Type A meeting minutes, and proposed regulatory guidance regarding additional clinical study, Spero plans to advance additional Phase 3 clinical development, and eventual commercialization through external partnership.

•

In April 2022, The New England Journal of Medicine published the results of ADAPT-PO, a global, randomized, placebo-controlled Phase 3 clinical trial that showed oral tebipenem HBr to be well-tolerated and non-inferior to IV ertapenem in the treatment of adult patients with cUTI or acute pyelonephritis.

Medical Congress Engagement:

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In April 2022, tebipenem HBr was the subject of two oral and four poster presentations at the 32nd European Congress of Clinical Microbiology and Infectious Diseases (ECCMID). The oral presentations discussed tebipenem HBr’s effects on the normal gut microbiota of healthy adults as well as plasma pharmacokinetics and intrapulmonary penetration in healthy subjects. The four poster presentations included additional data on tebipenem HBr. These included poster P0213, describing clinical outcomes in patients with bacteremia from ADAPT-PO, which was selected by the ECCMID Program Committee as one of the top-rated posters for this year’s Congress.

Second Quarter 2022 Financial Results

Spero reported a net loss for the second quarter ended June 30, 2022 of $28.7 million or $0.87 per common share, compared to a net loss of $18.6 million or $0.63 per common share reported for the same period in 2021.

Total revenues for the second quarter of 2022 were $2.0 million, compared with revenues of $5.1 million in the second quarter of 2021. The revenue decrease was primarily due to a $1.2 million decrease in qualified expenses incurred under Spero’s BARDA contract for tebipenem HBr, a $1.0 million decrease in funding under Spero’s DoD agreement relating to SPR206 and a decrease in collaboration revenues related to the Pfizer license agreement, offset by an increase of $0.3 million under Spero’s NIAID agreement related to SPR206

Research and development expenses for the second quarter of 2022 were $8.2 million, compared with $14.5 million of research and development expenses for the same period in 2021. This year-over-year decrease was primarily due to reduced program activity for tebipenem HBr, as a result of Spero’s strategic restructuring announced in May 2022, as well as reduced costs associated with Spero’s SPR720 and SPR206 programs, and a decrease in research and development headcount costs after the restructuring.

General and administrative expenses for the second quarter of 2022 of $8.1 million were lower than the $9.2 million reported in the same period in 2021, primarily as a result of a decrease in headcount in Spero’s commercial, general and administrative functions due to the strategic restructuring, as well as a decrease in professional and consultant fees.

Restructuring expenses of $11.8 million were incurred during the quarter. These expenses were primarily comprised of $8.7 million of severance and other employee costs, $2.6 million of discontinuation costs such as contract termination fees, and $0.6 million of lease impairment expenses.

As of June 30, 2022, Spero had cash, cash equivalents, and marketable securities of $45.4 million. Based on the previously announced restructuring and the cessation of commercialization activities for the tebipenem HBr program, Spero believes that its existing cash, cash equivalents and marketable securities, together with other non-dilutive funding commitments, will be sufficient to fund its planned operating expenses and capital expenditures pursuant to the priorities of its strategic refocusing into late 2023. During this period, the strategic refocusing prioritizes advancing SPR720 and SPR206 to key Phase 2 milestones.

Conference Call and Webcast

Spero will host a conference call and webcast today at 4:30 p.m. ET. To access the call, please dial 1-877-704-4453 (domestic) or 1-201-389-0920 (international) and refer to conference ID 13731565. The conference call will also be webcast live and a link to the webcast can be accessed here and on Spero Therapeutics’ website at www.sperotherapeutics.com in the “Investors and Media” section under “Events and Presentations.” An archived webcast will be available on Spero’s website for 30 days following the presentation.

Tebipenem HBr Research Support

Select tebipenem HBr studies have been funded in part with federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under contract number HHSO100201800015C.

Government Agency Research Support

The views expressed in this press release are those of the authors and may not reflect the official policy or position of the Department of the Army, Department of Defense, or the U.S. Government.

Department of Defense

Select SPR206 studies are supported by the Office of the Assistant Secretary of Defense for Health Affairs, through the Joint Warfighter Medical Research Program under Award No. W81XWH 19 1 0295. Opinions, interpretations, conclusions and recommendations are those of the author and are not necessarily endorsed by the Department of Defense.

National Institute of Allergy and Infectious Disease

Select SPR206 studies have been funded in whole or in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services, under Contract No. 75N93021C00022.

About Spero Therapeutics

Spero Therapeutics is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing, and commercializing novel treatments for bacterial infections, including multi-drug resistant bacterial infections and rare diseases.

•	Spero Therapeutics is developing SPR720 as a novel oral therapy candidate for the treatment of a rare, orphan pulmonary disease caused by non-tuberculous mycobacterial infections.

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Spero Therapeutics also has an IV-administered next generation polymyxin product candidate, SPR206, developed from its potentiator platform, which is in development to treat multi-drug resistant Gram-negative infections in the hospital setting.

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Tebipenem HBr is an investigational drug in the United States being developed for the treatment of cUTI, including pyelonephritis, caused by certain microorganisms, in adult patients who have limited treatment options; tebipenem HBr is not FDA-approved.

For more information, visit https://sperotherapeutics.com.

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about the potential regulatory path forward for tebipenem HBr and the potential approval of tebipenem HBr by the FDA and the timing thereof; the potential value of tebipenem HBr; the potential for a partnership of the tebipenem HBr franchise; the future development and commercialization of SPR720, SPR206, and tebipenem HBr; the design, initiation, timing, progress and results of Spero’s preclinical studies and clinical trials and its research and development programs; management’s assessment of the results of such preclinical studies and clinical trials; and Spero’s anticipated expenses and its anticipated cash runway. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether the FDA will ultimately approve tebipenem HBr and, if so, the timing of any such approval; whether the FDA will require any additional clinical data or place labeling restrictions on the use of tebipenem HBr that would add costs for Spero, delay approval and/or reduce the commercial prospects of tebipenem HBr; whether any third parties would be interested in partnering with Spero to pursue continued efforts to obtain FDA approval of tebipenem HBr, or acquiring rights to the tebipenem HBr program from Spero through a partnership arrangement; the COVID-19 pandemic; Spero’s need for additional funding; the risk that Spero may not be able to address the FDA’s concerns with respect to tebipenem HBr; the lengthy, expensive, and uncertain process of clinical drug development for SPR720 and SPR206; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved; the ability to commercialize Spero’s product candidates, if approved; Spero’s ability to retain key personnel; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent Spero’s views as of the date of this press release. Spero anticipates that subsequent events and developments will cause its views to change. However, while Spero may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spero’s views as of any date subsequent to the date of this press release.

Investor Relations Contact:

Ted Jenkins

Vice President, Investor Relations and Strategic Finance

TJenkins@sperotherapeutics.com

(617) 798-4039

Media Inquiries: media@sperotherapeutics.com

Spero Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Grant revenue	$1,097	$3,042	$2,919	$10,342
Collaboration revenue	896	2,106	1,143	2,106

Total revenues	1,993	5,148	4,062	12,448
Operating expenses:
Research and development	8,173	14,461	25,144	32,865
General and administrative	8,051	9,229	23,356	17,528
Restructuring	11,849	—	11,849	—

Total operating expenses	28,073	23,690	60,349	50,393

Loss from operations	(26,080)	(18,542)	(56,287)	(37,945)
Other income (expense)	(2,602)	(30)	(5,224)	(50)

Net loss	$(28,682)	$(18,572)	$(61,511)	$(37,995)

Net loss attributable to common shareholders of Spero Therapeutics, Inc.	$(28,682)	$(18,572)	$(61,511)	$(37,995)

Net loss per share attributable to common shareholders per share, basic and diluted	$(0.87)	$(0.63)	$(1.88)	$(1.29)
Weighted average shares outstanding, basic and diluted:	32,977,807	29,675,399	32,793,288	29,545,496

Spero Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(Unaudited)

	June 30, 2022	December 31, 2021	Change
Cash, cash equivalents and marketable securities	$45,401	$146,402	$(101,001)
Other assets	18,227	24,670	(6,443)

Total assets	$63,628	$171,072	$(107,444)

Total liabilities	27,705	82,783	(55,078)
Total stockholder’s equity	35,923	88,289	(52,366)

Total liabilities and stockholders’ equity	$63,628	$171,072	$(107,444)